ARK 亞泰匯才會計師事務所
ARK Pro CPA & Co
Certified Public Accountants (Practising)

T : (852) 3105 3983
F : (852) 3105 3887
E : info@arkcpa.com.hk

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement of 707 Cayman Holdings Limited on Amendment No. 3 to Form F-1 (File No. 333-281949) of our report dated January 22, 2025, with respect to the consolidated and combined financial statements of 707 Cayman Holdings Limited and Subsidiaries as of September 30, 2023 and 2024 and for each of the years in the two-year period ended September 30, 2024, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ ARK Pro CPA & Co

ARK Pro CPA & Co

Hong Kong, China
February 20, 2024

香港九龍新蒲崗太子道東698號寶光商業中心16樓1602-03室
Unit 1602-03, 16/F., Stelux House, 698 Prince Edward Road East, San Po Kong, Kowloon, Hong Kong